Exhibit 99.1

BOISE INC.

Restricted Stock Award Agreement

This Restricted Stock Award Agreement (the “Agreement”), is made as of March 15, 2011 (the “Award Date”), by and between Boise Inc. (“Boise”) and the individual named above (“Awardee” or “you”) pursuant to the Boise Inc. Incentive and Performance Plan (the “Plan”) and pursuant to the following terms:

1.	Terms and Conditions; Definitions. This Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan.

2.	Award. You are awarded the number of shares of Boise’s common stock set out above, at no cost to you, subject to the restrictions set forth in the Plan and this Agreement. These restricted shares are the “Award.”

3.	Vesting. The Award shall vest on March 15, 2012, subject to the EBITDA Goal in Section 3.1. Any shares not vested on or before March 15, 2012, shall be forfeited.

3.1	EBITDA Goal. On or before March 15, 2012, the Compensation Committee shall determine whether the company achieved $100 million of EBITDA in the 2011 fiscal year. If so, the performance goal shall be met, and shares shall vest based on the terms of this Agreement. If not, all shares subject to this Award shall be forfeited on March 15, 2012.

3.2	Definition of EBITDA. EBITDA means earnings before interest, taxes, and non-cash items such as depreciation, depletion and amortization, adjusted for non-cash long-term compensation, calculated by Boise based on publicly filed financial information.

4.	Termination of Employment. If you terminate employment before March 15, 2012, shares not vested at the time of your Termination of Employment will be treated as follows:

4.1	If your Termination of Employment is a result of your death or total and permanent disability, you will receive a pro rata portion of the shares remaining unvested at the time of your Termination of Employment, calculated based on days worked during the restriction period. The calculation will be the amount of the Award times the number of days worked since the Award Date over 365.

4.2	If your Termination of Employment is a direct result of the sale or permanent closure of any facility or operating unit of Boise, or a bona fide curtailment, or a reduction in workforce, as determined by Boise in its sole discretion, and you execute a waiver/release in the form required by Boise, or if your Termination of Employment is a result of your retirement, you will receive a portion of the unvested shares calculated according to Section 4.1.

For purposes of this Section 4.2, “retirement” means Termination of Employment at or after age 55 with at least 10 years of service, or Termination of Employment at or after age 65.

4.3	If your Termination of Employment is a direct result of a strategic transaction (e.g., a reorganization, sale, divestiture, or spin-off) involving an organizational unit larger than a single location, as determined by Boise in its sole discretion, and you execute a waiver/release in the form required by Boise, you will receive a portion of the unvested shares calculated according to Section 4.1, subject to change by the Compensation Committee of Boise’s board of directors, in its sole discretion.

4.4

If (i) you have a written severance agreement between you and Boise Paper Holdings, L.L.C. (or its successor under the terms of that agreement) specifying certain benefits upon a “Qualifying Termination” (as that term is used in the severance agreement), and (ii) your Termination of Employment occurs during the term of that severance agreement, and (iii) your Termination of Employment is not covered under either Section 4.2 or Section 4.3 above, but it is a “Qualifying Termination” under that severance agreement, you will receive a portion of the unvested shares calculated according to Section 4.1.

4.5	Upon your voluntary or involuntary Termination of Employment for any other reason, all shares not yet vested at the time of termination will be forfeited immediately following your Termination of Employment.

4.6	The restrictions on any shares you receive under Section 4.1, 4.2, 4.3, or 4.4 will lapse and the shares will vest as of the day after the date of your Termination of Employment. Any unvested shares remaining will be forfeited immediately following your Termination of Employment.

Section 162(m) Covered Employees. Notwithstanding the foregoing, if you are a “covered employee” under the terms of Internal Revenue Code Section 162(m) and the regulations thereunder for the tax year in which your Termination of Employment occurs, the following vesting provisions will apply. The restrictions on any shares you receive under Section 4.1 will lapse and the shares will vest as of the day after the date of your Termination of Employment. Any unvested shares remaining will be forfeited immediately following your Termination of Employment. Your receipt of any shares under Section 4.2, 4.3 or 4.4 will be subject to the satisfaction of the EBITDA Goal in Section 3.1. The restrictions on any shares you receive under Section 4.2, 4.3 or 4.4 will lapse and the shares in each tranche will vest as of the later of the day after the date of your Termination of Employment or March 15, 2012, but only if the EBITDA Goal has been certified as met. Any unvested shares remaining will be forfeited immediately after the later of the day after the date of your Termination of Employment or March 15, 2012.

5.	Fractional Shares. If the vesting calculation results in a fractional number of shares, the number of shares vesting at that time shall be rounded down to the next whole number. No fractional shares shall be issued.

6.	Change in Control. Upon a Change in Control prior to March 15, 2012, this Award shall vest in full and be free of restrictions, except to the extent that a Replacement Award is provided to the Awardee, as described in Section 22 of the Plan.

7.	No Transfer. The shares awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting. Any attempt to transfer your rights in the awarded shares prior to vesting will result in the immediate forfeiture of the awarded shares.

8.	Rights. Except as otherwise provided in the Plan and this Agreement, you have all the rights of a shareholder with respect to shares awarded and not forfeited, including the right to vote, except that you shall not be entitled to receive dividends with respect to the restricted shares during the restriction period.

9.	Section 83(b) Election. You agree not to make an “83(b) election” with respect to this Award.

You must electronically accept this Agreement on or before March XX, 2011, in order for the Award to be effective. If this Agreement is not accepted on or before that date, the Award will be forfeited. The record of your electronic acceptance maintained by Boise or its vendor is conclusive and binding as to the time of your acceptance.

Boise Inc.

By:

Name:	Virginia Aulin

Title:	Vice President, Communications and Corporate Affairs